UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 26, 2010

Date of Report (Date of earliest event reported)

WVS Financial Corp.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-22444	25-1710500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9001 Perry Highway, Pittsburgh, Pennsylvania		15237
(Address of principal executive offices)		(Zip Code)

(412) 364-1913

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 26, 2010, the Company, announced that its Board of Directors declared a quarterly cash dividend of $0.04 per share payable on November 24, 2010 to stockholders of record on November 15, 2010. In addition, the Company announced the suspension of treasury stock repurchases under the Company’s Tenth Buyback Program. A copy of the press release is included as Exhibit 99 to this Form 8-K and is incorporated herein dated October 26, 2010.

The Board of Directors determined to reduce the quarterly cash dividend from $0.16 to $.04 and suspend stock repurchases in order to preserve capital and permit the Company to serve as a source of strength to West View Savings Bank, its wholly owned banking subsidiary. In this regard, the Board of Directors considered the ongoing weakness in the U.S. economy and the impact of low market interest rates on the Company’s recent earnings as well as our expectation that banking regulatory agencies will require increased capital levels for financial institutions and their holding companies.

During the fiscal year-ended June 30, 2010, Company earnings were impacted by fixed rate interest costs associated with legacy long-term FHLB advances, other than temporary impairment (OTTI) charges on two private label mortgage-backed securities, the absence of any dividend income on our FHLB stock, and higher FDIC deposit insurance expenses.

During the quarter ended September 30, 2010, the Company:

•	As previously announced, earned $59 thousand or $0.03 per share as compared to $171 thousand or $0.08 per share for the same period in 2009.

•	Had no OTTI charges and received no dividends on its FHLB stock

•	Quarterly earnings improved over the $6 thousand loss incurred in the quarter ended June 30, 2010.

•	Repaid $25 million of high cost legacy long-term FHLB advances.

We continue to believe that our net interest income will improve as we continue to repay or reprice our legacy fixed-rate long-term FHLB advances throughout the fiscal year 2011. While we expect significant reductions in interest expenses associated with this long-term debt throughout fiscal year 2011, these reductions are likely to be at least partially offset by lower interest income on new asset purchases or asset pay downs. In this operating environment, we believe it is important to retain earnings at our bank subsidiary until the economic environment and any regulatory capital requirements become clearer.

As of today, liquidity at the Company remains strong. Our liquid assets total approximately $1.4 million. This level of liquidity could support operating expenses and the current dividend for about two and one-half years without any dividend income from our bank subsidiary. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company’s financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the Common Stock in future periods or that, if paid, such dividends will not be reduced or eliminated.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

Exhibit 99 – Press Release, dated October 26, 2010.

This information, including the press release filed as Exhibit 99, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WVS FINANCIAL CORP.

Dated: October 26, 2010	By:	/s/ David J. Bursic
David J. Bursic
President and Chief Executive Officer